Exhibit 99

CONVERGYS NEWS RELEASE

Convergys Reports Third Quarter Results; Sequential Progress in

Customer Management; Write Down of HR Management Deferred

Implementation Costs; GAAP EPS Loss $1.15, Non-GAAP EPS $0.29

(Cincinnati; October 28, 2008) — Convergys Corporation (NYSE: CVG), a global leader in relationship management, today announced its financial results for the third quarter of 2008.

Third Quarter Summary

•	Consolidated revenues were $676.2 million compared with $703.7 million in the same period last year.

•

Net loss of $140.0 million, or $1.15 loss per diluted share, including pretax write down of deferred charges related to HR Management contracts of $272.9 million. Excluding these charges, net income was $0.29 per diluted share.

•

Customer Management revenues were $483.2 million compared with $462.9 million in the same period last year. Operating income and margins improved on a sequential basis by 20 percent and 70 basis points, respectively, reflecting tight labor and cost management.

•	Information Management revenues were $133.6 million compared with $177.6 million in the same period last year. Information Management remains on track to meet 2008 guidance.

•

HR Management revenues were $59.4 million compared with $63.2 million in the same period last year. During the third quarter, the company began a series of actions to improve the future performance of HR Management, including limiting new business implementation risk, driving more efficiency from existing operations, and beginning discussions with certain clients regarding the approach to implementations.

“Even with the challenging economic environment, we’re beginning to see the benefit of the changes we’ve made in the Customer Management segment reflected in sequential revenue and operating margin improvement. The Intervoice [R] acquisition, completed in the quarter, has positioned Convergys for growth and continued leadership in relationship management,” said David Dougherty, President and CEO of Convergys.

Mr. Dougherty went on to say, “We continue the evaluation of a potential separation of the Information Management business against the backdrop of the current credit markets and currently expect to provide an update after the first of the year. In HR

Management, we continue to make progress with our two large HR outsourcing implementations; however, our financial results are not satisfactory. As a result, we are taking a series of actions to reduce the implementation risk and improve the future earnings and cash flow in this business.”

Third Quarter Performance

Revenues – Revenues were $676.2 million in the third quarter of 2008 compared with $703.7 million in the same period last year. The revenue decline was mostly due to expected client migrations in Information Management.

Operating Income – Operating loss in the third quarter of 2008 was $242.0 million compared with income of $63.0 million in the same period a year ago. This includes the pretax write down of deferred charges related to HR Management contracts of $272.9 million, of which $207.5 million are due to asset impairment and $65.4 million are due to expensing implementation costs. The charges reflect challenges with complex implementations, which have caused an increase in overall implementation and delivery costs and an assessment of capitalized implementation expenses.

Net Income – Net loss was $140.0 million, or $1.15 loss per diluted share, in the 2008 third quarter, compared with net income of $41.8 million, or $0.30 per diluted share, in the same period a year ago. This period results include the HR Management charges and a $12.6 million year-over-year increase in non-operating income. Excluding the write down of deferred charges in the 2008 third quarter, net income was $0.29 per diluted share.

Cash Flow – Cash flow from operating activities was $26.2 million in the 2008 third quarter. Free cash flow in the quarter was $3.7 million.

Customer Management – Customer Management revenues increased to $483.2 million in the 2008 third quarter compared with $462.9 million in the same period last year. Third quarter 2008 operating income was $23.3 million compared with $40.4 million in the same period last year. Operating margin was 4.8 percent in the 2008 third quarter compared with 8.7 percent in the same period last year primarily due to the approximately 250 basis points negative impact of the weakened US dollar and continued investment to support anticipated future growth. On a sequential basis, operating margin improved 70 basis points due to tight labor and cost management.

Information Management – Information Management revenues in the 2008 third quarter were $133.6 million compared with $177.6 million in the same period last year largely due to client migrations in North America. Third quarter 2008 operating income was $17.4 million compared with $34.1 million in the same period last year primarily due to revenue declines. Operating margin was 13.0 percent in the 2008 third quarter, compared with 19.2 percent in the same period last year.

The Company is continuing the evaluation of a potential separation of the Information Management business against the backdrop of the changing financial and credit markets. Convergys will provide an update on status of the evaluation with the announcement of the 2008 fourth quarter results.

HR Management – HR Management revenues were $59.4 million in the 2008 third quarter compared with $63.2 million in the same period last year. Revenue growth from the North American go-live of a large contract was more than offset by completion of the pass-through revenue contract with a large HR outsourcing client. The third quarter 2008 operating loss was $279.8 million compared to $8.3 million in the same period last year and includes the $272.9 million in charges mentioned above.

Forward Financial Guidance

Reflective of the volatility and uncertainty in the current economic environment with potential for a prolonged economic contraction, Convergys has the following expectations for the fourth quarter of 2008 and full year 2009:

Fourth quarter 2008 expectations:

•	Revenues in the range of $725 million to $745 million.

•	Atypical effective tax rate of approximately 45 percent.

•	Earnings of approximately $0.20 per diluted share, driven by sequential revenue growth and improved operating margins.

•	These expectations may be impacted by potential goodwill impairment in the HR Management segment and potential restructuring expenses to streamline the businesses.

For 2009, the Company expects year-over-year revenue growth and improved operating performance excluding discrete charges. The Company will provide additional details concerning its 2009 expectations with the announcement of the 2008 fourth quarter results.

Forward-Looking Statements Disclosure and “Safe Harbor” Note:

This news release contains forward-looking statements that reflect Convergys’ expectations as of October 28, 2008. Actual results of Convergys could differ materially from those discussed herein. Potential risk factors that could cause or contribute to actual results being materially different from those in the forward-looking statements include, but are not limited to, the loss of a significant client or significant business from a client, difficulties in completing a contract or implementing its provisions, difficulties in completing or implementing an acquisition, continued consolidation in the markets we serve, terrorist activities and responses of the United States and other nations to such activities, changes in the legal and regulatory environment in which Convergys and its clients operate, and competitive and other factors disclosed in the Form 10-K for the year ended December 31, 2007, and subsequent filings with the SEC by Convergys Corporation. The company has no current intention of updating any forward-looking statements that may be included herein, other than in publicly available statements. The company now refers to the Customer Care business segment as Customer Management and the Employee Care business segment as HR Management.

Non-GAAP Financial Measures:

This news release contains non-GAAP financial measures as defined by the Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

Management uses free cash flow to assess the financial performance of the company. Convergys’ management believes that free cash flow is useful to investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations, such as investment in the company’s existing businesses. Further, free cash flow facilitates management’s ability to strengthen the company’s balance sheet, to repurchase the company’s stock and to repay the company’s debt obligations. Limitations associated with the use of free cash flow include that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above.

Management uses operating income and earnings per share data excluding the implementation and impairment charges to assess the current operational performance of the business in the current quarter and to have a basis to compare results to prior and future periods. The implementation and impairment charges are relevant in evaluating the overall performance of the business. Limitations associated with the use of the non-GAAP measure include that this measure does not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using both the non-GAAP measure, operating income and diluted earnings per share excluding the charges, and the GAAP measure operating income and diluted earnings per share, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above.

These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures. The non-GAAP financial information that we provide may be different from that provided by our competitors or other companies.

Conference Call Note:

Convergys will host a conference call on Tuesday, October 28, 2008, at 9:00 AM, EDT, to discuss the company’s third quarter results. It will feature Dave Dougherty, President and CEO, and Earl Shanks, CFO. This call will be carried live and will be archived on the Internet. A link to the conference call is available at www.convergys.com

About Convergys

Convergys Corporation (NYSE: CVG) is a global leader in relationship management. We provide solutions that drive more value from the relationships our clients have with their customers and employees. Convergys turns these everyday interactions into a source of profit and strategic advantage for our clients.

For more than 30 years, our unique combination of domain expertise, operational excellence, and innovative technologies has delivered process improvement and actionable business insight to clients that now span more than 70 countries and 35 languages.

Convergys is a member of the S&P 500 and has been voted a Fortune Most Admired Company for eight consecutive years. We have approximately 75,000 employees in 81 customer contact centers and other facilities in the United States, Canada, Latin America, Europe, the Middle East, and Asia, and our global headquarters in Cincinnati, Ohio. For more information, visit www.convergys.com

(Convergys, Intervoice, and the Convergys logo are registered trademarks of Convergys Corporation.)

To receive Convergys news releases by email, click on http://www.convergys.com/news_email.html

Contacts:

David Stein, Investor Relations

+1 513 723 7768 or investor@convergys.com

John Pratt, Corporate Communications

+1 513 723 3333 or john.pratt@convergys.com

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Convergys Corporation

Consolidated Statements of Income

(Unaudited)

(In millions except per share amounts)

	For the Three Months Ended Sep. 30,		% Change	For the Nine Months Ended Sep. 30,		% Change
	2008	2007		2008	2007
Revenues	$676.2	$703.7	(4)	$2,082.1	$2,130.6	(2)

Costs and Expenses:
Cost of Providing Services and Products Sold	510.1	456.8	12	1,441.7	1,377.2	5
Selling, General and Administrative	150.3	131.0	15	440.2	412.8	7
Research and Development Costs	15.1	18.9	(20)	37.4	57.6	(35)
Depreciation	29.2	28.5	2	87.0	86.8	0
Amortization	6.0	2.1	NA	9.9	6.5	52
Restructuring Charges	0.0	3.4	(100)	14.1	3.4	NA
Asset Impairment	207.5	0.0	NA	207.5	0.0	NA

Total Costs and Expenses	918.2	640.7	43	2,237.8	1,944.3	15

Operating Income (Loss)	(242.0)	63.0	NA	(155.7)	186.3	NA
Equity in Earnings of Cellular Partnerships	7.7	2.2	NA	25.8	7.8	NA
Other Income (Expense), net	9.6	1.2	NA	7.7	3.9	97
Interest Expense	(5.5)	(4.2)	31	(13.3)	(13.6)	(2)

Income (Loss) Before Income Taxes	(230.2)	62.2	NA	(135.5)	184.4	NA
Income Tax Expense (Benefit)	(90.2)	20.4	NA	(71.9)	60.2	NA

Net Income (Loss)	$(140.0)	$41.8	NA	$(63.6)	$124.2	NA

Earnings (Losses) Per Common Share
Basic	$(1.15)	$0.31	NA	$(0.51)	$0.92	NA

Diluted	$(1.15)	$0.30	NA	$(0.51)	$0.89	NA

Weighted Average Common Shares Outstanding
Basic	122.0	133.7		124.0	135.6
Diluted	124.7	137.1		126.4	139.4

Market Price Per Share
High	$16.99	$24.85		$16.99	$27.26
Low	$11.77	$14.67		$11.77	$14.67
Close	$14.78	$17.36		$14.78	$17.36

The above amounts reflect the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), that will be presented in the Convergys 10-Q for the quarterly period ended Sep. 30, 2008.

Convergys Corporation

Consolidated Balance Sheets

(In millions)	(Unaudited) Sep. 30, 2008	Dec. 31, 2007
Assets
Cash and Cash Equivalents	$136.3	$120.3
Receivables - Net	594.4	557.7
Other Current Assets	193.8	183.6
Property and Equipment - Net	380.8	364.4
Other Assets	1,520.5	1,338.2

Total Assets	$2,825.8	$2,564.2

Liabilities and Shareholders’ Equity
Debt Maturing in One Year	$7.9	$0.6
Other Current Liabilities	537.5	426.3
Other Liabilities	377.9	356.3
Long-Term Debt	655.7	259.3
Common Shareholders’ Equity	1,246.8	1,521.7

Total Liabilities and Shareholders’ Equity	$2,825.8	$2,564.2

Convergys Corporation

Summarized Statement of Cash Flow

(Unaudited)

	For the Three Months Ended Sep. 30,			For the Nine Months Ended Sep. 30,
(In millions)	2008		2007	2008		2007
Cash provided by operating activities	$26.2		$5.9	$68.3		$111.0
Cash used in investing activities	(301.6	)(a)	10.6 (a)	(339.0	)(b)	(43.7	)(b)
Cash used in financing activities	356.8		(121.4)	286.7		(186.3)

Net increase (decrease) in cash	$81.4		$(104.9)	$16.0		$(119.0)

(a)	Includes $22.5 and $31.3 of capital expenditures, net, for the three months ended September 30, 2008 and 2007, respectively.
(b)	Includes $63.9 and $76.9 of capital expenditures, net, for the nine months ended September 30, 2008 and 2007, respectively.

Convergys Corporation

Segment Revenues and Operating Income

(Unaudited)

	For the Three Months Ended Sep. 30,		%	For the Nine Months Ended Sep. 30,		%
(In millions)	2008	2007	Change	2008	2007	Change
Revenues:
Customer Management	$483.2	$462.9	4	$1,428.2	$1,392.5	3
Information Management	133.6	177.6	(25)	457.9	546.9	(16)
HR Management	59.4	63.2	(6)	196.0	191.2	3

Total	$676.2	$703.7	(4)	$2,082.1	$2,130.6	(2)

Operating
Income (Loss):
Customer Management	$23.3	$40.4	(42)	$64.6	$141.4	(54)
Information Management	17.4	34.1	(49)	84.8	97.8	(13)
HR Management	(279.8)	(8.3)	NA	(288.9)	(32.8)	NA
Corporate and Other	(2.9)	(3.2)	(8)	(16.2)	(20.1)	(19)

Total	$(242.0)	$63.0	NA	$(155.7)	$186.3	NA

The above amounts reflect the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), that will be presented in the Convergys 10-Q for the quarterly period ended Sep. 30, 2008.

CONVERGYS CORPORATION

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

	For the Three Months Ended Sep. 30,		For the Nine Months Ended Sep. 30,
(In millions)	2008	2007	2008	2007
Cash provided by operating activities	$26.2	$5.9	$68.3	$111.0
Capital expenditures, net	(22.5)	(31.3)	(63.9)	(76.9)

Free cash flow (a non-GAAP measure)	$3.7	$(25.4)	$4.4	$34.1

Free cash flow - Management uses free cash flow to assess the financial performance of the Company. Convergys’ management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow facilitates management’s ability to strengthen the Company’s balance sheet, to repurchase the Company’s stock and to repay the Company’s debt obligations. Limitations associated with the use of free cash flow include that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above. This non-GAAP measure should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Convergys Corporation

Reconciliation of GAAP EPS to Non-GAAP EPS

(In Millions Except Per Share Amounts)

	Consolidated Operating Income (Loss)	Income (Loss) Before Tax	Income Tax (Expense)/ Benefit	Net Income (Loss)	Diluted EPS
Third Quarter 2008
Results as reported under U.S. GAAP	$(242.0)	$(230.2)	$90.2	$(140.0)	$(1.15)

Less:
Implementation and Impairment Charges	(272.9)	(272.9)	96.5	(176.4)	(1.44)

Pro forma results (a non-GAAP measure)	$30.9	$42.7	$(6.3)	$36.4	$0.29

Year to Date 2008
Results as reported under U.S. GAAP	$(155.7)	$(135.5)	$71.9	$(63.6)	$(0.51)

Less:
Implementation and Impairment Charges	(272.9)	(272.9)	96.5	(176.4)	(1.41)

Pro forma results (a non-GAAP measure)	$117.2	$137.4	$(24.6)	$112.8	$0.89

Third Quarter 2007
Results as reported under U.S. GAAP	$63.0	$62.2	$(20.4)	$41.8	$0.30

Less:
Implementation and Impairment Charges	—	—	—	—	—

Pro forma results (a non-GAAP measure)	$63.0	$62.2	$(20.4)	$41.8	$0.30

Year to Date 2007
Results as reported under U.S. GAAP	$186.3	$184.4	$(60.2)	$124.2	$0.89

Less:
Implementation and Impairment Charges	—	—	—	—	—

Pro forma results (a non-GAAP measure)	$186.3	$184.4	$(60.2)	$124.2	$0.89

In the third quarter of 2008, the Company recorded $272.9 of implementation and impairment charges related to HR Management, of which $207.5 was due to the asset impairment and $65.4 was due to the write-down of capitalized implementation costs. The charge was caused by our assessment of the recoverability of capitalized implementation costs, in light of recent increases in overall implementation and ongoing delivery costs. The Company uses operating income and earnings per share data excluding the implementation and impairment charges to assess the current operational performance of the business in the current quarter and to have a basis to compare results to prior and future periods. The implementation and impairment charges are relevant in evaluating the overall performance of the business. Limitations associated with the use of the non-GAAP measure include that this measure does not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using both the non-GAAP measure, operating income and diluted earnings per share excluding the charges, and the GAAP measure operating income and diluted earnings per share, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above.